Exhibit 99.1

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES COMPLETION OF SALE OF RHODE ISLAND PROPERTY

Middletown, Rhode Island, August 27, 2003 — BNS Co. (OTCBB:BNSXA) announced today that it has completed the sale of the Company’s North Kingstown, RI property for $20.2 million to Wasserman RE Ventures LLC, a Providence based developer with interests in properties throughout the U.S. The property consists of the former international headquarters for Brown & Sharpe Manufacturing Company (the name was changed to BNS Co. in April 2001). The North Kingstown property represented one of the last assets remaining in the Company. It also holds a gravel extraction and land fill operation in the UK which it intends to sell as well.

The sale of the North Kingstown and UK properties are part of the Company’s strategy to dissolve and adopt a plan for liquidation, which will be presented for stockholder approval at a later meeting. Such a plan may involve the sale of the Company, or the establishment of a liquidating trust and payment or provision for payment of claims against its assets, and then making one or more liquidating distributions to stockholders (or to the liquidating trust). No estimate of the timing and amount of any liquidating distributions can be made at this time, in part because the amount available for distribution may depend on the amount of the Company’s assets required to be retained to pay uncertain future liabilities by order of the Delaware Court of Chancery, if that avenue of liquidation is later selected by the Company as part of its plan of dissolution and liquidation. Also, it is not yet certain when the UK property will be sold.

For further information, refer to the Company’s Form 10K filed with the SEC in March and Form 10Q for the first and second quarters of 2003. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The Company does not maintain a web site.

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